Exhibit 10.12

February 3, 2021

Charles Newton

Electronic delivery

Re:	Offer of Employment by Lyell Immunopharma, Inc.

Dear Charlie:

I am very pleased to confirm our offer to you of employment with Lyell Immunopharma, Inc. (the “Company”). The opportunity to work with you to build one of the world’s great companies whose goal is nothing less than to develop curative therapies for solid tumors is one I am thrilled to have and know that your contributions will help ensure that we will achieve our ambitions.

1. Position. I am delighted to offer you a position as Chief Financial Officer. Your proposed start date is February 5, 2021 (the “Start Date”). You will report to Liz Homans, Chief Executive Officer. You will be based out of our South San Francisco office. The Company may change your position, duties, and work location from time to time in its discretion.

2. Cash Compensation.

(a) Starting Salary. Your starting salary will be $480,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation. Your salary will be subject to annual review and may or may not be adjusted at the Company’s sole discretion.

(b) Sign-on Bonus Advance. The Company will pay you a signing bonus of $1,000,000, less applicable tax and other withholding within thirty (30) days after your start date (the “Sign-On Payment”). You will earn 100% of the Sign-On Payment if you remain continuously employed with the Company through the first anniversary of your Start Date. If your employment terminates before the first anniversary of your Start Date for any reason other than a Qualifying Termination as that term is defined in the Officer Severance Plan you agree to repay to the Company, within thirty (30) days of your last date of employment with the Company, the pro-rated portion of the Sign-On Payment equal to $1,000,000 multiplied by the percent equal to that number of months remaining in such 12 month period divided by 12.

Employment Offer

(c) Target Annual Bonus. In addition, you will be eligible to earn an annual incentive bonus of up to 50% of your base salary for the fiscal year of the Company (which runs from January 1st to December 31st during which you commence employment, based on the achievement of performance objectives to be determined by the Company’s Board of Directors (the “Board”) in the Board’s sole discretion. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board or the Compensation Committee of the Board (the “Committee”). If your base salary changes during the fiscal year, any bonus earned will be calculated based on the number of days spent employed at each salary level. Any bonus for a fiscal year will be paid within 3 months after the close of that fiscal year, and you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. The determinations of the Board with respect to your bonus will be final and binding.

3. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4. Severance Payments/COBRA. Your employment relationship with the Company is at-will, as described below. You will be eligible to receive severance benefits as set forth in that certain Officer Severance Plan, as approved by the Board, and as amended from time to time by the Board or the Committee.

5. Company Policies. You will be expected to abide by Company rules and policies (including but not limited to the Company’s Code of Business Conduct and Ethics and Lyell Workplace Policies), as adopted or modified by the Company from time to time.

6. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Employment Offer

7. Third-Party Board Participation. So long as you comply with this Agreement and your Employee Invention Assignment and Confidentiality Agreement and pre approval of the Board is obtained: a) after the first anniversary of your start date with the Company, you can accept membership to a third-party board of directors; and b) after the second anniversary of your start date with the Company, you can accept membership to a second third-party board of directors.

8. No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9. Equity Grant. On your Start Date you will be granted: a) a stock option to purchase up to 3,612,000 shares of Common Stock of the Company (the “Time-Based Vesting Option”); and b) a stock option to purchase up to 516,000 shares of Common Stock (the “IPO Vesting Option” together with the Time-Based Vesting Option the “Options”). The Options will be granted under the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”) and associated form of stock option agreement, and will have an exercise price equal to the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves each Option, as applicable. The Time-Based Vesting Option will vest at the rate of twenty five percent (25%) of the shares at the end of your first anniversary with the Company, and an additional 1/48th of the shares per month thereafter, so long as you remain employed by the Company. The IPO Vesting Option will commence vesting upon the consummation of the Company’s initial public offering and will vest 1/48th of the shares per month thereafter, so long as you remain employed by the Company on such date. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board.

10. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Employment Offer

11. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

12. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).” In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Employment Offer

13. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

14. Entire Agreement. This letter, together with your Employee Invention Assignment and Confidentiality Agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. Modifications or amendments to this agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Chief Executive Officer. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

15. Acceptance. This offer will remain open until February 28, 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Elizabeth Homans
Elizabeth Homans, Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Employment Offer

/s/ Charles Newton	Date signed: 2/3/2021
Charles Newton